Exhibit 5.1

3580 Carmel Mountain Road, Suite 300 San Diego, CA 92130 858-314-1500 mintz.com

March 12, 2026

Rialto South Tower
Level 23, 525 Collins Street
Melbourne VIC 3008
Australia

Ladies and Gentlemen:

We have acted as legal counsel to Incannex Healthcare Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement, dated March 12, 2026 (the “Prospectus Supplement”), to Registration Statements (File Nos. 333-283028 and 333-288921) on Form S-3 (collectively, the “Registration Statement”), filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the sale of (i) an aggregate of 1,997,285 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), (ii) pre-funded warrants to purchase up to 2,715 shares of Common Stock (such shares of Common Stock, the “Pre-Funded Warrant Shares”; such pre-funded warrants, the “Pre-Funded Warrants”), and (iii) common stock warrants to purchase up to 2,000,000 shares of Common Stock (such shares of Common Stock, the “Common Warrant Shares”; such common stock warrants, the “Common Warrants”) pursuant to the Securities Purchase Agreement, dated March 12, 2026, between the Company and the purchasers named therein (the “Purchase Agreement”). The form of Purchase Agreement will be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement. This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission.

In connection with this opinion, we have examined the Company’s amended and restated certificate of incorporation, as amended, and amended and restated bylaws, each as currently in effect, the Registration Statement and the exhibits thereto, the Prospectus Supplement and the Purchase Agreement and such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

Our opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

MINTZ

March 12, 2026

With respect to the Pre-Funded Warrant Shares and Common Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company and/or other matters cause the Pre-Funded Warrants or Common Warrants to be exercisable for more shares of Common Stock than the number that remain available for issuance. Further, we have assumed the exercise prices of the Pre-Funded Warrants and Common Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

Based upon the foregoing, we are of the opinion that (i) the Shares, when issued and delivered in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable, (ii) when the Pre-Funded Warrants have been duly executed and delivered by the Company to the purchaser thereof against payment therefor in accordance with the terms of the Purchase Agreement, the Pre-Funded Warrants will be valid and binding obligations of the Company, (iii) the Pre-Funded Warrant Shares, when issued against payment therefor in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable, (iv) when the Common Warrants have been duly executed and delivered by the Company to the purchaser thereof against payment therefor in accordance with the terms of the Purchase Agreement, the Common Warrants will be valid and binding obligations of the Company, and (v) the Common Warrant Shares, when issued against payment therefor in accordance with the terms of the Common Warrants, will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We understand that you wish to file this opinion with the Commission as an exhibit to a Current Report on Form 8-K for incorporation by reference into the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the Prospectus Supplement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.